Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of

December 17, 2018

by and among

UNITED AIRLINES, INC.

and

EXPRESSJET AIRLINES, INC.

i

ii

Exhibit A — Form of Assignment and Assumption Agreement

Exhibit B — Terms of Asset Leases

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with the Exhibits and Schedules attached hereto, this “Agreement”) is dated as of December 17, 2018 (the “Execution Date”), by and among UNITED AIRLINES, INC., a Delaware corporation (“Buyer”), EXPRESSJET AIRLINES, INC., a Utah corporation (“Seller” and, together with Buyer, the “parties”), and, solely for purposes of Section 2.05, Section 6.02 and Section 10.02, SKYWEST, INC., a Utah corporation (“SkyWest”).

WITNESSETH:

WHEREAS, Seller is engaged in regional airline services (the “Business”); and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and assume from Seller, the Included Assets and Assumed Liabilities (each as defined below), upon the terms and subject to the conditions hereinafter set forth.

NOW, WHEREFORE, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Definitions.  The following terms, as used herein, have the following meanings:

“Acquisition Proposal” has the meaning given to such term in Section 5.05.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Aggregate Asset Value” has the meaning given to such term in paragraph 1 of Schedule 2.01.

“Agreement” has the meaning given to such term in the Preamble.

“American” means American Airlines, Inc., a Delaware corporation.

“Ancillary Documents” means the Bills of Sale, the Assignment and Assumption Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“APU” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“Asserted Liability” has the meaning given to such term in Section 10.05(a).

“Asset Leases” means, collectively, (i) that certain Lease Agreement (Engines and APUs), to be executed on the Closing Date, by and between Buyer and Seller, (ii) that certain Lease

Agreement (Simulators), to be executed on the Closing Date, by and between Buyer and Seller and (iii) that certain Lease Agreement (Rotables, Expendables, Tooling and GSE), to be executed on the Closing Date, by and between Buyer and Seller.

“Asset Value” has the meaning given to such term in paragraph 1 of Schedule 2.01.

“Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form of Exhibit A, effecting the assignment to and assumption by Buyer of the Included Assets and the Assumed Liabilities.

“Assumed Liabilities” has the meaning given to such term in Section 2.03.

“Balance Sheet” means the unaudited balance sheet of Seller as of the Balance Sheet Date.

“Balance Sheet Date” means September 30, 2018.

“Bills of Sale” means, collectively, (i) bills of sale in form and substance satisfactory to Buyer transferring each engine included in the Included Assets to Buyer, free and clear of any Liens other than Permitted Liens, (ii) a bill of sale in form and substance satisfactory to Buyer transferring the Rotable Parts and APUs included in the Included Assets to Buyer, free and clear of any Liens other than Permitted Liens and (iii) a bill of sale in form and substance satisfactory to Buyer transferring the Flight Training Devices included in the Included Assets to Buyer, free and clear of any Liens other than Permitted Liens.

“Business” has the meaning given to such term in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are required by law to close.

“Buyer” has the meaning given to such term in the Preamble.

“Buyer Group” has the meaning given to such term in Section 10.02.

“Buyer Material Adverse Effect” means any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments and occurrences, has, or would reasonably be expected to have, a material adverse effect on (a) the financial condition of Buyer and its subsidiaries taken as a whole, or (b) the ability of Buyer to consummate the transactions contemplated hereby on a timely basis, except that an effect resulting from any of the following shall not be considered when determining if a Buyer Material Adverse Effect has occurred: (i) any change in national or international political, regulatory, economic, business or market conditions generally or in the geographic markets served by Buyer and its subsidiaries; (ii) any change in conditions affecting the air transportation industry generally or the commuter or regional air transportation industry specifically, excluding in the case of each of the above clauses any change which materially disproportionately affects Buyer and its subsidiaries, taken as a whole; or (iii) the taking of any of the actions allowed, or provided for, by the provisions of this Agreement.

“Categories” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“Claim” means any demand, claim, action, investigation or Proceeding.

“Claims Notice” has the meaning given to such term in Section 10.05(a).

“Closing” has the meaning given to such term in Section 2.06.

“Closing Date” means the date of the Closing.

“Closing Determination” has the meaning given to such term in paragraph 5 of Schedule 2.01.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Condition Code” has the meaning given to such term in paragraph 5(b)(ii) of Schedule 2.01.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement by and between Seller and Buyer dated as of October 1, 2018.

“Consumed Part” has the meaning given to such term in paragraph 5(b)(iv) of Schedule 2.01.

“Contract” means any contract, agreement, understanding, arrangement or other instrument, in each case, whether written or oral.

“Cycle Adjustment Amount” has the meaning given to such term in paragraph 5(a)(iii) of Schedule 2.01.

“Cycle Change” has the meaning given to such term in paragraph 5(a)(iii) of Schedule 2.01.

“Delta” means Delta Air Lines, Inc., a Delaware corporation.

“DOT” means the U.S. Department of Transportation.

“Engine” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“Equipment” has the meaning given to such term in paragraph 5(c) of Schedule 2.01.

“Excluded Assets” has the meaning given to such term in Section 2.02.

“Excluded Liabilities” has the meaning given to such term in Section 2.04.

“Execution Date” has the meaning given to such term in the Preamble.

“Expendable Part” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“FAA” means the Federal Aviation Administration.

“Final Cycles” has the meaning given to such term in paragraph 5(a)(iii) of Schedule 2.01.

“Final Determination” has the meaning given to such term in paragraph 5 of Schedule 2.01.

“Flight Training Device” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Representations” means the representations and warranties of Seller set forth in this Agreement other than the Seller Fundamental Representations and the Tax Representations.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any court or other body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GSE” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“Included Assets” has the meaning given to such term in paragraph 4 of Schedule 2.01.

“Independent Firm” means an independent accounting firm as Buyer and Seller shall mutually agree upon.

“Initial Cycles” has the meaning given to such term in paragraph 5(a)(iii) of Schedule 2.01.

“Initial Determination” has the meaning given to such term in paragraph 3 of Schedule 2.01.

“Insurance Policies” has the meaning given to such term in Section 3.11.

“Intellectual Property Right” means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right relating to the Flight Training Devices.

“Knowledge of Seller,” “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.01.

“Laws” means any law (including common law), regulation, rule, order, judgment, decree, enforceable agreement of, or enforceable policy of, any Governmental Authority or any other executive, legislative, regulatory or administrative proclamation.

“Letter Agreement” means that certain Letter Agreement (Option Exercise & Loan Repayment), dated as of December 17, 2018.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means, with respect to any property or asset, any and all liens, encumbrances, charges, security interests, options, mortgages, easements or pledges in respect of such property or asset.

“Litigation Conditions” means, collectively, the following with respect to any Proceeding relating to a claim for indemnification under Article 10: (a) there is no reasonable probability that such Proceeding has or would reasonably be expected to result in Losses to the indemnified Person in excess of the limitations on indemnification set forth in Section 10.04, (b) such Proceeding (including any compromise or settlement thereof) does not seek any order, injunction or other equitable relief against the indemnified Person, (c) such Proceeding does not arise in connection with a criminal action against the indemnified Person and (d) there is no reasonable likelihood of a conflict of interest between the indemnifying Person and the indemnified Person.

“Loss” means any and all judgments, losses, liabilities, Taxes, damages, fines, penalties, deficiencies, associated and reasonable third-party expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other Proceedings or of any Claim, default or assessment).

“material” or “in any material respect” or any similar uses of “material” or phrases containing any of the foregoing, as used in this Agreement with respect to provisions relating to Seller, shall mean a matter or item being materially adverse to the ownership, possession, operation, use or maintenance of the Tangible Assets taken as a whole, and such matters or items shall not, in any respect, be limited to a comparison to, or have a magnitude relative only to, the amount of the Purchase Price; provided, however, that where the context specifically contemplates a statement or an obligation relating to a particular Tangible Asset or category of Tangible Assets only, then references to “material” or “in any material respect” or any similar uses of “material” or phrases containing any of the foregoing shall be interpreted in relation to such particular Tangible Asset or category of Tangible Assets, as applicable.

“Material Contracts” has the meaning given to such term in Section 3.10(a).

“Non-Income Taxes” has the meaning given to such term in Section 8.01(a).

“parties” has the meaning given to such term in the preamble.

“Permitted Liens” means: (i) Liens set forth on Schedule 1.02; (ii) specific Liens reflected or reserved against in the Balance Sheet or disclosed in the notes thereto, or Liens relating to easements, rights of way and other real property matters; (iii) Taxes and general and special assessments not in default and payable without penalty or interest or being contested in good faith; (iv) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; or (v) Liens arising or incurred in the ordinary course of business since the Balance Sheet Date that are not material with respect to the Included Assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Proceeding” means any complaint, lawsuit, action, suit, civil penalty action, compliance action, enforcement action, or other proceeding at law or in equity or order or ruling, in each case by or before any Governmental Authority, administrative adjudicator or arbitral tribunal, or any matter for which a Governmental Authority has opened a formal investigation.

“Property Taxes” means any personal property Taxes or other similar Taxes imposed on the Included Assets or computed based on the assessed value of the Included Assets.

“Purchase Price” has the meaning given to such term in Section 2.05.

“Reappraisal Item” has the meaning given to such term in paragraph 5(e) of Schedule 2.01.

“Required Documents” means all records required to operate the Tangible Assets in the ordinary course and such other records as are reasonable and customary for the applicable category of Tangible Asset, including the Tangible Asset Documents, it being understood that Required Documents include any applicable certifications, approvals or other instruments necessary to operate each Tangible Asset at the level of performance indicated for such Tangible Asset in the description thereof on the Tangible Asset List (e.g. thrust rating for Engines and level of certified simulation for Flight Training Devices).

“Replaced APU” has the meaning given to such term in paragraph 5(a)(iv) of Schedule 2.01.

“Representative” means, with respect to a Person, such Person’s Affiliates and its and their respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys, consultants, advisors and direct and indirect beneficial owners.

“Restricted Confidential Information” shall include all information relating to the Excluded Assets and all liabilities relating to the Excluded Assets.

“Right Pocket” has the meaning set forth in Section 7.04(a).

“Rotable Part” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“Schedules” has the meaning given to such term in Article 3.

“SEC” means the Securities and Exchange Commission.

“Selection Email” has the meaning given to such term in paragraph 1 of Schedule 2.01.

“Seller” has the meaning given to such term in the Preamble.

“Seller Fundamental Representations” has the meaning given to such term in Section 10.01.

“Seller Group” has the meaning set forth in Section 10.03.

“Seller Intellectual Property Rights” means all material Intellectual Property Rights owned by, or licensed to, Seller.

“Seller Material Adverse Effect” means any change, event, circumstance, development or occurrence that, individually or in the aggregate with all other changes, events, circumstances, developments and occurrences, has, or would reasonably be expected to have, a  material adverse effect on (a) the Tangible Assets, or the ownership, operation, maintenance or use thereof, or the Business, or the business, properties, assets, liabilities, financial condition or results of operations of Seller or (b) the validity or enforceability of this Agreement or Seller’s ability to consummate the transactions contemplated by this Agreement, except that an effect resulting from any of the following shall not be considered when determining if a Seller Material Adverse Effect has occurred: (i) any change in national or international political, regulatory, economic, business or market conditions generally or in the geographic markets served by Seller, (ii) any change in conditions affecting the air transportation industry generally or the commuter or regional air transportation industry specifically, (iii) Seller’s taking of any of the actions expressly required or expressly permitted or not taking of any of the actions expressly prohibited by the provisions of this Agreement, (iv) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (v) the announcement or pendency of the transactions contemplated by this Agreement, (vi) the identity or business plans of Buyer or any of its Affiliates, (vii) any change in applicable Laws or the interpretation thereof, (viii) any change in GAAP or other accounting requirements or principles, or (ix) the failure of Seller to meet or achieve any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial results (provided that this clause (ix) shall not prevent the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of Seller Material Adverse Effect, from being taken into account in determining whether a Seller Material Adverse Effect has occurred); provided, however, that any change, event, circumstance, development or occurrence referred to in the immediately preceding clauses (i), (ii), (iv), (vii) or (viii) shall be taken into account for the purposes of determining whether there has been a Seller Material Adverse Effect to the extent such change, event, circumstance, development or occurrence adversely affects Seller or its business in a materially disproportionate manner relative to other companies operating in the industries in which Seller operates.

“SkyWest” has the meaning given to such term in the Preamble.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of December 17, 2018, by and between SkyWest and ManaAir LLC, a Delaware limited liability company.

“Subsidiary” means, as of any time with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), either the managing member or general partner or a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be any managing director or general partner of such business entity (other than a corporation) or control any managing director or general partner of such business entity (other than a corporation) or (iii) is otherwise contractually entitled to direct and control.

“Tangible Asset Confidential Information” has the meaning set forth in Section 6.03(b).

“Tangible Asset Documents” means, with respect to each Tangible Asset, all technical data, manuals and log books, and all inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA to be maintained with respect to such Tangible Asset; and such term shall include all additions, renewals, revisions and replacements of any such materials from time to time made, or required to be made, by the FAA regulations, and, in each case, in whatever form and by whatever means or medium (including, without limitation, microfiche, microfilm, paper or computer disk) such materials may be maintained or retained by or on behalf of Seller (provided, that all such materials shall be maintained in the English language), including, without limitation, (i) “back-to-birth” records for each Engine’s life limited parts, (ii) Airworthiness Approval Tags (8130-3 tags) from the last shop visit for Engines, (iii) “dirty fingerprint” records from the last shop visit for Engines, landing gear and APU (back-to-birth “dirty fingerprints” not required), (iv) overhaul records for the most recently completed maintenance overhaul event and all major repairs and alterations, (v) complete documentation of accomplishment of airworthiness directives and incorporation of service bulletins for each Engine, landing gear and APUs, (vi) complete logbooks for the Engines and APUs, with all maintenance work performed on each having been appropriately signed-off, (vii) all records and documentation pertaining to work done in connection with any supplemental type certificate with respect to the aircraft relating to the Tangible Assets, and (viii) burn certifications for any flammable interior materials or parts installed, applied, or replaced on any aircraft relating to the Tangible Assets.

“Tangible Asset List” has the meaning given to such term in paragraph 1 of Schedule 2.01.

“Tangible Assets” has the meaning given to such term in paragraph 1 of Schedule 2.01.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under former Code Section 59A), customs duties, escheat payments, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Audit” shall mean any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other Claim regarding Taxes.

“Tax Loss” has the meaning given to such term in Section 8.03(a).

“Tax Representations” has the meaning given to such term in Section 10.01.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

“Third-Party CPAs” means any capacity purchase, connection or codeshare agreements between Seller and any airline other than Buyer.

“Tooling” has the meaning given to such term in paragraph 2 of Schedule 2.01.

“Transportation Code” means 49 U.S.C. subtitle VII, as amended, any successor statute thereto, and any regulation, order, notice, directive, or enforceable policy issued or promulgated thereunder by the FAA, DOT or TSA.

“TSA” means the U.S. Transportation Security Administration.

“United CPA” means the Amended and Restated Capacity Purchase Agreement between Buyer and Seller dated as of November 7, 2014 and effective as of July 1, 2014, as amended prior to the Execution Date, and as such agreement may be amended or supplemented thereafter from time to time.

“Wrong Pocket” has the meaning set forth in Section 7.04(a).

“Wrong Pocket Asset” has the meaning set forth in Section 7.04(a).

“Wrong Pocket Liability” has the meaning set forth in Section 7.04(a).

Section 1.02.                          Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one Person are joint and several.  The words “hereof”, “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.                          Purchase and Sale of Included Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire, accept and take assignment and delivery from Seller, free and clear of any Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the Included Assets selected by Buyer in accordance with the process described in Schedule 2.01.

Section 2.02.                          Excluded Assets.  Notwithstanding the foregoing, the Included Assets shall not include, and Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase, acquire or accept from Seller, any assets that do not constitute “Included Assets” as such term is defined in Schedule 2.01 (collectively, the “Excluded Assets”).

Section 2.03.                          Assumed Liabilities.  Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume, effective as of the Closing, and shall timely pay, perform and discharge in accordance with their respective terms and subject to the respective conditions thereof, all Liabilities relating to the ownership or operation of the Included Assets to the extent relating to periods following the Closing Date (collectively, the “Assumed Liabilities”).

Section 2.04.                          Excluded Liabilities.  Notwithstanding any provision in this Agreement or in any Ancillary Document to the contrary, Buyer shall not have any obligation under this Agreement to assume, and shall not be responsible to pay, perform or discharge, any Liabilities of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).

Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 2.05.                          Purchase Price.  The aggregate purchase price for the Included Assets (the “Purchase Price”) shall be equal to the purchase price amount determined as provided in paragraph 1 of Schedule 2.01. The Purchase Price shall be paid as provided in Section 2.06(b). Following the Closing, either SkyWest shall pay Buyer (if the Final Determination is less than the Closing Determination), or Buyer shall pay SkyWest (if the Final Determination is greater than the Closing Determination), the absolute value of the difference between the Final Determination and the Closing Determination in accordance with paragraph 7 of Schedule 2.01.

Section 2.06.                          Closing.  The closing (the “Closing”) of the purchase and sale of the Included Assets hereunder shall take place by electronic exchange and release of documents on January 2, 2019, or as soon thereafter as satisfaction or waiver of the conditions (if not already accomplished) set forth in Article 9 has occurred (other than those conditions which, by their nature, will be satisfied at the Closing), or at such other time, or in such other manner, as Buyer and Seller may mutually agree.  At the Closing:

(a)                                 Seller shall deliver to Buyer the following:

(i)                                     duly executed counterparts of (A) the Bills of Sale, (B) the Assignment and Assumption Agreement and (C) the Asset Leases;

(ii)                                  payoff letters, release letters, UCC-3 termination statements or other documentation, in each case in form and substance satisfactory to Buyer, providing for the full and complete release of any Liens on the Included Assets, if any, other than Permitted Liens, executed by the applicable Person with the authority to effectively grant such release;

(iii)                               the certificate contemplated by Section 9.02(c); and

(iv)                              all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement and the Ancillary Documents, and all other documents, instruments, declarations, affidavits and writings reasonably requested by Buyer that are necessary for the consummation of the Closing, including to sell, assign, transfer, convey and deliver to Buyer title to the Included Assets as provided for herein.

(b)                                 Buyer shall deliver to Seller the following:

(i)                                     the Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer at least two Business Days prior to the Closing Date;

(ii)                                  duly executed counterparts of (A) the Assignment and Assumption Agreement and (B) the Asset Leases;

(iii)                               the certificate contemplated by Section 9.03(c); and

(iv)                              all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and the Ancillary Documents, and all other documents, instruments, declarations, affidavits and writings reasonably requested by Seller that are necessary for the consummation of the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to any exceptions set forth in the Schedules to this Agreement (collectively, the “Schedules”), Seller makes the following representations and warranties to Buyer:

Section 3.01.                          Corporate Existence and Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of Utah and has all corporate powers required to carry on its business as now conducted.  Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or subleased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Seller Material Adverse Effect.  Seller has all requisite corporate power and authority to own and operate its assets and to carry on its business as now conducted.

Section 3.02.                          Corporate Authorization and Binding Effect.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action by Seller.  Seller has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which Seller is a party and to perform its respective obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms and conditions (subject to the laws of bankruptcy, insolvency, moratorium and similar laws and general equitable principles). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due and valid authorization, execution and delivery thereof by Buyer), such Ancillary Document will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms and conditions (subject to the laws of bankruptcy, insolvency, moratorium and similar laws and general equitable principles).

Section 3.03.                          Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than: (a) compliance with any applicable regulatory approvals required for Seller and (b) any such action or filing as to which the failure to make or obtain would not have a Seller Material Adverse Effect.

Section 3.04.                          Non-contravention.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, except as set forth on Schedule 3.04, (a) contravene or conflict with the articles of incorporation or bylaws of Seller;

(b) assuming compliance with the matters referred to in Section 3.03, materially contravene or conflict with or constitute a material violation of any provision of any Laws binding upon or applicable to Seller or any of its properties or assets or operation thereof; (c) result in a material violation or a breach of, or constitute a material default or require any consent under or give rise to a right of termination, cancellation or acceleration of any material right or obligation of Seller or to a loss of any material benefit to which Seller is entitled under any provision of any Contract (including Contracts related to the license of Intellectual Property Rights in connection with the Flight Training Devices) to which Seller is bound, or any license, franchise, permit or other similar authorization held by Seller; or (d) result in the creation or imposition of any Lien on any material asset of Seller, except for any Permitted Liens.

Section 3.05.                          Tangible Assets.  Seller has good and valid title to all of the Tangible Assets, free and clear of any Liens other than Permitted Liens, and will convey to Buyer on the Closing Date good and valid title to all of the Included Assets, free and clear of any liens other than Permitted Liens. No Tangible Asset is subject to any rental or lease agreement or arrangement, and Seller is the sole legal, beneficial and equitable owner of all right, title and interest in the Tangible Assets. All Tangible Assets are held solely in the name of Seller and are not held in the name of any other Person. There does not exist any right, option or agreement granting any purchase option or residual interest in any Tangible Asset or prohibiting the sale of any Tangible Asset by Seller to Buyer.

Section 3.06.                          Maintenance of Records.  All Required Documents are correct in all material respects and have been maintained in the ordinary course of business consistent with all applicable regulatory requirements and in accordance with Seller’s FAA-approved maintenance program.

Section 3.07.                          Taxes.  (a) Seller has timely filed all Tax Returns with respect to Property Taxes that it was required to file.  All such Tax Returns are correct and complete in all material respects, were prepared in substantial compliance with all applicable laws and regulations and disclose all material Property Taxes imposed on or with respect to the value of the Included Assets required to be paid by Seller.  All such material Property Taxes shown or required to be shown on such Tax Returns have been paid.

(b)                                 There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Tangible Assets.

(c)                                  There is no pending or, to the Knowledge of Seller, threatened dispute or Claim concerning any liability of Seller for Property Taxes.  Seller has not waived any statute of limitations in respect of any such Property Taxes or agreed to any extension of time with respect to an assessment of or deficiency for any such Property Taxes except (i) as listed on Schedule 3.07(c) or (ii) for waivers and extensions which are no longer in effect.

Section 3.08.                          Finder’s Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or any of its Affiliates upon or following the consummation of the transactions contemplated by this Agreement or any Ancillary Document.

Section 3.09.                          Compliance with Laws.  Except as set forth on Schedule 3.09, Seller is in compliance in all material respects with all Laws applicable to it and to the ownership, operation, use or maintenance of the Tangible Assets. To Seller’s Knowledge, Seller is not under investigation with respect to, and has not been threatened to be charged with or given notice of, any violation of applicable Laws in any material respect.  Since January 1, 2013, Seller has not received any written notice of violation with respect to any Laws in any material respect.

Section 3.10.                          Material Contracts.

(a)                                 Except as disclosed in Schedule 3.10, Seller is not a party to or bound by, and none of the Tangible Assets are bound by, any rights or restrictions on or related to the ownership, possession, operation, use or maintenance of the Tangible Assets, including any data, software or other intellectual property rights contained within the Tangible Assets or that relate to the Tangible Assets, or any Contract or commitment for any of the foregoing.

(b)                                 Each Contract required to be disclosed pursuant to this Section 3.10 (collectively, “Material Contracts”) is a valid and binding agreement of Seller and, to Seller’s Knowledge, the counterparties thereto, and is in full force and effect, and none of Seller nor, to Seller’s Knowledge, any other party thereto is in material default or material breach in any respect under the terms of any Material Contract.  None of Seller or, to Seller’s Knowledge, any counterparty to any Material Contract, has received written notice that it is in default or breach under the terms of any such Material Contract and, to Seller’s Knowledge, except with respect to the items set forth on Schedule 3.04, no event has occurred (with notice or lapse of time, or both) that would constitute a material default or material breach by Seller under the terms of any Material Contract, or that would result in a termination thereof, or any cause or permission to accelerate any obligation, or any loss of a material benefit of Seller thereunder.  Seller has made available to Buyer true and complete copies of all of the Material Contracts.

Section 3.11.                          Insurance.  Seller has made available to Buyer true and complete copies of all material insurance policies providing coverage with respect to the Tangible Assets, including “all risk” and hull insurance policies (collectively, the “Insurance Policies”).  A list of all of the Insurance Policies is set forth on Schedule 3.11.  There are no material claims by Seller pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  All Insurance Policies are in full force and effect, all premiums due thereon have been paid and Seller is in compliance in all material respects with the terms and provisions of the Insurance Policies.  All Insurance Policies comply with statutory minimums, where applicable.

Section 3.12.                          Intellectual Property.  (a) Schedule 3.12(a) contains a list of all material registrations and applications for registration included in the Seller Intellectual Property Rights.

(b)                                 No Seller Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Seller or restricting the licensing thereof by Seller to any Person, except for any judgment, injunction, order, decree or agreement that would not have a Seller Material Adverse Effect.

(c)                                  Except as expressly disclosed on Schedule 3.12(c), to Seller’s Knowledge, Seller has the sole and exclusive right to use the Seller Intellectual Property Rights, and no consent of any third party is required for the use thereof by Buyer following the Closing.  To Seller’s Knowledge, no Claims have been asserted by any Person challenging the use of any Seller Intellectual Property Rights, or challenging or questioning the validity or effectiveness of any such license or agreement.

(d)                                 Except as set forth on Schedule 3.12(d), Seller owns or licenses all the Intellectual Property Rights necessary for the ownership, operation, use or maintenance of the Flight Training Devices.

Section 3.13.                          Engines, APUs and Flight Training Devices.  Seller has made available records relating to the maintenance schedule of all Engines, APUs and Flight Training Devices and the status of maintenance with respect to such Engines, APUs and Flight Training Devices as of such date.  Seller is operating and maintaining the Engines, APUs and Flight Training Devices in the ordinary course of business consistent with past practices and in material compliance with the obligations of Seller related thereto, including all applicable Laws, instructions for continued airworthiness, airworthiness directives, and any leases, airframe, and engine maintenance programs applicable to such assets.  Seller’s maintenance records accurately reflect the conditions of the Engines, APUs and Flight Training Devices in all material respects.  Schedule 3.13 sets forth a true and complete list of all Engines, APUs and Flight Training Devices owned, leased or subleased by Seller, including the manufacturer model and the name of the lessee or sublessee thereof.  Except as set forth on Schedule 3.13, there are no Contracts (other than with respect to an obligation to lease or sublease, existing leases or subleases covering the Engines, APUs and Flight Training Devices) pursuant to which Seller is obligated to purchase, finance or lease Engines, APUs or Flight Training Devices.  There is no pending default under, or breach of, any lease of Engines, APUs or Flight Training Devices to which Seller is a party.

Section 3.14.                          No Bankruptcy.  There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

Section 3.15.                          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3 and any Ancillary Documents to which Seller is a party, Seller has not made and does not make any other express or implied representation or warranty, either written or oral, regarding the Tangible Assets.  THE INCLUDED ASSETS ARE BEING CONVEYED “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AS OF THE CLOSING DATE, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THEIR CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH IN THIS Article 3 AND ANY ANCILLARY DOCUMENTS TO WHICH SELLER IS A PARTY.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

Section 4.01.                          Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.  Except as would not have a Buyer Material Adverse Effect, Buyer has all governmental licenses, authorizations, consents, permits and approvals required to carry on its business as now conducted.

Section 4.02.                          Corporate Authorization and Binding Effect.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action by Buyer.  Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and perform its obligations hereunder and thereunder.  This Agreement has been duly executed and delivered by Buyer and, assuming due and valid authorization, execution and delivery thereof by Seller, this Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms and conditions (subject to the laws of bankruptcy, insolvency, moratorium and similar laws and general equitable principles). When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due and valid authorization, execution and delivery thereof by Seller), such Ancillary Document will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms and conditions (subject to the laws of bankruptcy, insolvency, moratorium and similar laws and general equitable principles).

Section 4.03.                          Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than: (a) compliance with any applicable regulatory approvals required for Buyer and (b) any such action or filing as to which the failure to make or obtain would not have a Buyer Material Adverse Effect.

Section 4.04.                          Non-contravention.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate or articles of incorporation or bylaws or other governance documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer, (c) result in a violation or a breach of, or constitute a default or require any consent under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any Contract to which Buyer is bound, or any license, franchise, permit or other similar authorization held by Buyer, or (d) result in the creation or imposition of any Lien on any asset of Buyer, except in the case of clauses (b), (c) and (d), for immaterial matters.

Section 4.05.                          Finder’s Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon or following the consummation of the transactions contemplated by this Agreement or any Ancillary Document.

Section 4.06.                          Financing.  Buyer will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by Buyer hereunder.

Section 4.07.                          Litigation.  There is no Claim or Proceeding pending, or to the knowledge of Buyer, threatened against Buyer before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Document.

Section 4.08.                          Inspections.  Buyer is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of assets such as the Tangible Assets as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.  Subject to the terms and conditions of this Agreement (including Article 3 and Article 10), Buyer agrees to accept the Included Assets in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters.

Section 4.09.                          No Bankruptcy.  There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending against, being contemplated by or, to Buyer’s knowledge, threatened against Buyer.

Section 4.10.                          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4 and in any Ancillary Documents to which Buyer is a party, Buyer has not made and does not make any other express or implied representation or warranty, either written or oral.

Section 4.11.                          No Outside Reliance.  Notwithstanding anything contained herein to the contrary, Buyer acknowledges and agrees that neither Seller nor any of its Affiliates has made or is making any representation or warranty whatsoever, express or implied, at law or in equity, beyond those set forth in Article 3 of this Agreement and in any Ancillary Documents to which Seller is a party.  Buyer acknowledges that it, together with its representatives, has made its own investigation of the Tangible Assets and is not relying on any implied warranties or, except for the representations and warranties set forth in Article 3 of this Agreement and in any Ancillary Documents to which Seller is a party, upon any representation or warranty whatsoever as to Seller, the Tangible Assets or this Agreement.

ARTICLE 5
COVENANTS OF SELLER

Seller hereby covenants and agrees that:

Section 5.01.                          Conduct of Business.  Except as expressly required or expressly permitted by a specific provision of this Agreement or as otherwise previously consented to by Buyer in writing, during the period from the Execution Date and until the Closing, with respect to the ownership, operation, use and maintenance of the Tangible Assets, Seller shall:

(a)                                 conduct its Business in the usual, regular and ordinary course consistent with past practices and in material compliance with all applicable Laws;

(b)                                 comply in all material respects with all applicable Laws including, for example and without limitation, the Transportation Code;

(c)                                  use commercially reasonable efforts to preserve and maintain business relationships and goodwill with any Governmental Authority that has jurisdiction over Seller;

(d)                                 not take any action that would make any representation or warranty of Seller under this Agreement inaccurate such that the conditions to Closing set forth in Section 9.02 shall not be satisfied as of the Closing Date; and

(e)                                  except as set forth on Schedule 3.10, not mortgage, pledge, sell or dispose of any assets with a value of $1,000,000 or more in the aggregate, and not waive, release, grant, transfer or permit to lapse any Seller rights of value in excess of $1,000,000.

Section 5.02.                          Access to Information; Confidentiality.  (a) From the Execution Date until the Closing Date, Seller will, and will cause its Affiliates to, (i) give Buyer Group and their Representatives reasonable access to the assets, inventory, employees, offices, properties, and corporate governance and other books and records of Seller relating to the Tangible Assets, including the Required Documents (excepting, in all cases, any such items relating to Delta, American, or any other major airline or Affiliate or consultant or adviser thereto), (ii) furnish to Buyer Group and their Representatives such financial and operating data and other information relating to the Tangible Assets as such Persons may reasonably request and (iii) instruct the employees and counsel of Seller to reasonably cooperate with Buyer in its investigation of the Tangible Assets.  Any investigation pursuant to this Section 5.02 shall be conducted only with reasonable advance notice to Seller and only during normal business hours and in such manner as not to interfere unreasonably with the conduct of Seller’s business.  Notwithstanding the foregoing, Buyer shall not have access to any of the following:  personnel records of Seller relating to individual performance or evaluation records, or medical histories; information relating to the Third-Party CPAs; any Contracts or other information pursuant to which Seller is bound by confidentiality or non-disclosure obligations with respect thereto; or any other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller to risk of liability or violation of Laws; provided, however, that Seller shall be obligated to use commercially reasonable efforts to request and obtain any consents or waivers necessary for Buyer Group and their Representatives to gain access to the assets, inventory, employees, offices, properties, corporate governance and other books and records, financial and operating data and other information relating to the Tangible Assets to the extent reasonably necessary for Buyer to conduct its due diligence review of the Tangible Assets (excepting, in all cases, any such items relating to Delta, American, or any other major airline or Affiliate or consultant or adviser thereto).

(b)                                 Prior to the Closing, Seller hereby agrees to, and shall cause its Affiliates to, be bound by and comply with the terms and conditions of the Confidentiality Agreement, regardless of any termination of the Confidentiality Agreement pursuant to its terms prior to the Closing Date, and covenants and agrees to keep confidential, in accordance with the terms and conditions of the Confidentiality Agreement (in the event that the Confidentiality Agreement has terminated pursuant to its terms, as if the Confidentiality Agreement were still in full force and effect), information provided to or received from, as applicable, the Buyer Group in connection with this Agreement and the Ancillary Documents as if such information constituted “Confidential Information” pursuant to such Confidentiality Agreement.  After the Closing, Seller and its Affiliates will hold, and will use all commercially reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information, whether written or oral, concerning the Included Assets, except to the extent that such information was (i) previously known on a non-confidential basis by Seller, (ii) in the public domain through no fault of Seller or any of its Representatives, or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Included Assets.  If Seller or any of its Representatives becomes compelled to disclose any information otherwise restricted by this Section 5.02(b) by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(c)                                  On and after the Closing Date, Seller will promptly afford reasonable access to Buyer and its Representatives to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent reasonably necessary for Buyer in connection with any audit, investigation or Proceeding (other than any Proceeding involving Seller) relating to the Included Assets; provided that any such access by Buyer shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of Seller.  Buyer shall bear all of the out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding reimbursement of Seller for general overhead, salaries and employee benefits) in connection with the foregoing.

Section 5.03.                          Notices of Certain Events.  From the Execution Date until the Closing Date, Seller shall promptly notify Buyer of:

(a)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Ancillary Documents;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Documents;

(c)                                  any Claims or Proceedings with respect to the ownership, operation, use and maintenance of the Tangible Assets commenced against Seller;

(d)                                 any material agreement, investigation, litigation, Proceeding, consent, order, or written notice of the FAA, DOT, TSA, or civil aviation authority of a foreign jurisdiction related to Seller (other than those that apply generally to air carriers or companies in the airline industry); and

(e)                                  any incidents or accidents occurring on or after the Execution Date involving any of the Tangible Assets that has resulted or would reasonably be expected to result in casualty damages or losses in excess of $1,000,000 in the aggregate.

Section 5.04.                          Schedules.  The parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes, (b) the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that such matter is required to be disclosed by the terms of this Agreement or that such matter is material, and (c) a matter disclosed on any Schedule to this Agreement shall be deemed disclosed and incorporated in any other Schedule where it is reasonably apparent on its face that such information is relevant to such other Schedule.

Section 5.05.                          Exclusivity.  In consideration of the expenses that Buyer has incurred and will incur in connection with the transactions contemplated hereby, Seller agrees that, from and after the Execution Date, (a) Seller shall, and shall cause all of its Representatives to, immediately terminate all discussions, communications and negotiations regarding the purchase or sale of all or any portion of the Tangible Assets and (b) neither Seller nor any of its Representatives shall (x) initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person (an “Acquisition Proposal”) to acquire, directly or indirectly, all or any portion of the Tangible Assets, (y) provide any information to any Person in connection with an Acquisition Proposal, or (z) enter into any Contract with any Person requiring Seller or any of its Affiliates to abandon, terminate or fail to consummate the transactions contemplated hereby.  Seller acknowledges that the failure to comply with this Section 5.05 by any of its Representatives shall be deemed to constitute a breach by Seller of this Section 5.05.

Section 5.06.                          Insurance.  From the Execution Date until the Closing Date, Seller shall, and shall cause its Representatives to, promptly file, notice and pursue any claims and losses that relate to or involve Tangible Assets and that are covered under the insurance policies of Seller arising from events and occurrences noticed to Seller’s insurers prior to the Closing.  If any claims are made or losses occur prior to the Closing that relate to or involve the Tangible Assets, and such claims, or the claims associated with such losses, may be made under such policies, then Seller shall, and shall cause its Affiliates to, notice such events and occurrences to Seller’s insurers that may result in claims or losses prior to Closing and shall assign, transfer and set over to Buyer or subrogate Buyer to, and otherwise assure that Buyer can file, notice or otherwise continue to pursue the right, title and interest (if any) of Seller and its Affiliates in insurance claims, unpaid awards, and other rights against third parties arising out of such claims after the Closing pursuant to the terms of such policies.  In the event that, after the Closing, Seller or any of its Affiliates receives insurance proceeds with respect to such claims or losses for Included Assets, Seller shall, and shall cause its Affiliates to, pay to Buyer, within ten (10) Business Days of receipt, an amount equal to such insurance proceeds related to Included Assets.

ARTICLE 6
COVENANTS OF BUYER

Buyer hereby covenants and agrees that:

Section 6.01.                          Confidentiality.  Prior to the Closing, Buyer hereby agrees to, and shall cause its Affiliates to, be bound by and comply with the terms and conditions of the Confidentiality Agreement, regardless of any termination of the Confidentiality Agreement pursuant to its terms prior to the Closing Date, and covenants and agrees to keep confidential, in accordance with the terms and conditions of the Confidentiality Agreement (in the event that the Confidentiality Agreement has terminated pursuant to its terms, as if the Confidentiality Agreement were still in full force and effect), information provided to or received from, as applicable, the Seller Group in connection with this Agreement and the Ancillary Documents as if such information constituted “Confidential Information” pursuant to such Confidentiality Agreement.

Section 6.02.                          Access to Information; Confidentiality.  On and after the closing date of the Stock Purchase Agreement, each of Buyer and Seller will afford promptly to SkyWest and its agents reasonable access to its properties, books, records, employees and auditors to the extent reasonably necessary to permit SkyWest to determine the Final Determination pursuant to Schedule 2.01; provided, that any such access by SkyWest shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of Buyer or Seller.  SkyWest shall bear all of the out-of-pocket costs and expenses of any third-party (including reasonable attorneys’ fees, but excluding reimbursement of Buyer and Seller for general overhead, salaries and employee benefits) in connection with the foregoing.  SkyWest will hold, and will use all commercially reasonable efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Included Assets provided to it pursuant to this Section.

Section 6.03.                          Return and Non-use of Restricted Confidential Information.  (a) Following the Closing, Buyer and its Affiliates will hold, and will use commercially reasonable efforts to cause their respective Representatives to hold, in confidence, and not disclose unless compelled to disclose by judicial or administrative process or by other requirements of law (including securities laws), and shall in no event use (and shall instruct and prohibit their respective Representatives from using) for any purpose (including for competitive purposes), all Restricted Confidential Information, except to the extent that such information was (i) previously known on a non-confidential basis by Buyer, (ii) in the public domain through no fault of Buyer, or (iii) later lawfully acquired by Buyer from sources other than those related to the Included Assets.  Buyer shall, at its own election exercisable in its sole discretion, (x) cause all applicable Restricted Confidential Information in Buyer’s possession to be returned to Seller, (y) cause all applicable Restricted Confidential Information in Buyer’s possession to be destroyed or (z) cause a combination of clause (x) and (y); provided that (I) if Buyer elects for clause (x) (or partially elects for clause (x) by electing for clause (z)), then Buyer shall use commercially reasonable efforts to include physical and digital copies in the applicable Restricted Confidential Information returned to Seller, and (II) if Buyer elects for clause (y) (or partially elects for clause (y) by electing for clause (z)), then Buyer shall provide written notice to Seller confirming such election and the completion of such destruction with respect to the applicable Restricted Confidential Information (it being understood for the purposes of this sentence that the mere existence in Buyer’s digital files or records of residual automatically-generated copies, or derivative data, relating to such applicable Restricted Confidential Information shall not constitute a breach of Buyer’s obligations in this sentence, provided that Buyer takes commercially reasonable steps to preserve the confidentiality of such residual or derivative data).

(b)                                 Return and Non-use of Tangible Asset Confidential Information after a Termination.  After any termination of this Agreement, Buyer and its Affiliates will hold, and will use all commercially reasonable efforts to cause their respective Representatives to hold, in confidence, and not disclose unless compelled to disclose by judicial or administrative process or by other requirements of law, and shall in no event use for any purpose (including for competitive purposes), any confidential documents and information concerning the Tangible Assets that Buyer received prior to such termination, except to the extent that such information (i) was previously known on a non-confidential basis by Buyer, (ii) is in the public domain through no fault of Buyer or (iii) is later lawfully acquired by Buyer from sources other than those related to the Tangible Assets (such documents and information, the “Tangible Asset Confidential Information”).  Buyer shall, at its own election exercisable in its sole discretion, (x) cause all applicable Tangible Asset Confidential Information in Buyer’s possession to be returned to Seller, (y) cause all applicable Tangible Asset Confidential Information in Buyer’s possession to be destroyed or (z) cause a combination of clause (x) and (y); provided that (I) if Buyer elects for clause (x) (or partially elects for clause (x) by electing for clause (z)), then Buyer shall use commercially reasonable efforts to include physical and digital copies in the applicable Tangible Asset Confidential Information returned to Seller, and (II) if Buyer elects for clause (y) (or partially elects for clause (y) by electing for clause (z)), then Buyer shall provide written notice to Seller confirming such election and the completion of such destruction with respect to the applicable Tangible Asset Confidential Information (it being understood for the purposes of this sentence that the mere existence in Buyer’s digital files or records of residual automatically-generated copies, or derivative data, relating to such applicable Tangible Asset Confidential Information shall not constitute a breach of Buyer’s obligations in this sentence, provided that Buyer takes commercially reasonable steps to preserve the confidentiality of such residual or derivative data).

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller hereby covenant and agree that:

Section 7.01.                          Reasonable Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Buyer and Seller will each use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Documents; provided that nothing in this Agreement shall obligate Buyer or any of Buyer’s Affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets of Buyer and its subsidiaries, except to the extent such agreements would not have a material adverse effect on the financial condition or results of operations of Buyer and its subsidiaries taken as a whole.  Seller and Buyer shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Documents.

Section 7.02.                          Certain Filings.  Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any Person, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  With respect to each such action or filing, Buyer and Seller shall diligently and expeditiously use all commercially reasonable efforts to obtain any necessary clearance, approval, authorization or consent under the Laws prescribed or enforceable by the FAA or any other Governmental Authority for the transactions contemplated by this Agreement and the Ancillary Documents and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and cooperate fully with each other in the defense of such matters including, subject to applicable Law, by permitting counsel for the other party to review in advance (to the extent possible), and consider in good faith the views of the other party in connection with, any filing or proposed oral or written communication with any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 7.03.                          Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby and will not issue any such press release or make any such public statement prior to such consultation, unless otherwise required by applicable Laws, including filing or furnishing to the SEC, to any stock exchange or market, or to any other regulatory body.

Section 7.04.                          Wrong Pocket Assets and Liabilities.  (a) If, within fifteen (15) months following the Closing Date, any party has any: (i) right, title or interest in any (A) Included Asset, following the Closing Date, which is not owned by Buyer or (B) Excluded Asset, following the Closing Date, which is owned by Buyer (in either case of the foregoing clause (i)(A) or (i)(B), a “Wrong Pocket Asset”); or (ii) (A) Assumed Liability, following the Closing Date, which is not assumed or held by Buyer or (B) Excluded Liability, following the Closing Date, which is assumed or held by Buyer (in either case of the foregoing clauses (ii)(A) or (ii)(B), a “Wrong Pocket Liability”), is not held by or was not assumed (as applicable) by the appropriate Person (the “Right Pocket,” and the Person holding such Wrong Pocket Asset or Wrong Pocket Liability, the “Wrong Pocket”), except as a result of a transaction occurring after the Closing Date consented to in writing by the Right Pocket, then the parties shall use their best efforts to:  (x) transfer, or cause any of their Affiliates holding such right, title or interest in a Wrong Pocket Asset to transfer, as promptly as reasonably practicable such Wrong Pocket Asset to the Right Pocket for no additional consideration; (y) cause the Wrong Pocket to hold its right, title and interest in and to the Wrong Pocket Asset in trust for the Right Pocket until such time as the transfer is completed; and (z) cause the Right Pocket to assume from the Wrong Pocket as promptly as reasonably practicable any Wrong Pocket Liability for no additional consideration.

(b)                                 All costs and expenses arising out of compliance with this Section 7.04 shall be allocated to the parties as though such transfers had been completed, and the expenses incurred in connection with such transfers had been allocated, as of the Closing Date in accordance with this Section 7.04.

(c)                                  The parties shall cause the Right Pocket to cooperate with the Wrong Pocket in connection with the transfers contemplated by this Section 7.04.

(d)                                 For the avoidance of doubt, for purposes of this Section 7.04, (i) Buyer is the Right Pocket for all Included Assets and Assumed Liabilities and (ii) Seller together with its Affiliates, is the Right Pocket for all Excluded Assets and Excluded Liabilities.

Section 7.05.                          Asset Leases.  From the Execution Date until the Closing Date, Buyer and Seller shall negotiate in good faith to agree upon reasonable forms of each of the Asset Leases, each of which will reflect the applicable terms set forth on Exhibit B hereto.

ARTICLE 8
TAX MATTERS

Section 8.01.                          Determination of Property Taxes and Refunds; Transfer Taxes.  (a)  In the case of any Property Taxes imposed with respect to the Included Assets (for a taxable period that includes, but does not end on, the Closing Date, the amount of such any such Property Taxes imposed for such period shall be allocated between the Pre-Closing Tax Period (for which Seller is responsible) and the Post-Closing Tax Period (for which Buyer is responsible) in the ratio that the number of days in the Pre-Closing Tax Period bears to the number of days in the Post-Closing Tax Period.

(b)                                 Buyer shall promptly pay or cause to be paid to Seller all refunds of Property Taxes (or credits for previously overpaid Property Taxes) received by Buyer or any Affiliate of Buyer that are attributable to Property Taxes paid by Seller with respect to any Pre-Closing Tax Period.  Seller agrees to indemnify Buyer for any Taxes resulting from a subsequent disallowance of such refund or Tax benefit to the extent paid or credited to Seller, on audit or otherwise.

(c)                                  All transfer, documentary, sales, use, value-added, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (excluding for clarity income and gross receipts Taxes) shall be borne and paid by Buyer. At the Closing, Buyer shall pay to Seller in addition to the Purchase Price all such sales and transfer Taxes as are required to be collected by Seller, which Taxes Seller shall promptly pay to the applicable Taxing Authorities.  The Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the parties will join in the execution of any such Tax Returns and other documentation.

Section 8.02.                          Cooperation on Tax Matters.  The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Business and the Included Assets as is reasonably necessary for the filing of any Tax Return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), for the preparation for any audit, and for the prosecution or defense of any Claim or Proceeding relating to any proposed adjustment.  The parties agree to retain or cause to be retained all books and records pertinent to the Business and the Included Assets until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.  Each party shall give the other parties reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if another party so requests, shall allow the other party to take possession of copies of such books and records.  The parties shall cooperate with each other in the conduct of any audit or other Proceedings involving the Business and the Included Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

Section 8.03.                          Tax Indemnification.  (a) Seller shall reimburse and indemnify Buyer and Buyer’s Affiliates for, and hold them harmless from and against, any Loss, Claim, liability, expense or other damage, including reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses (collectively a “Tax Loss”) resulting from or attributable to:  (i) Property Taxes (or the non-payment thereof) for or allocable to all Pre-Closing Tax Periods other than any such Property Taxes already paid; (ii) any breach by Seller of its representation in Section 3.07(b); and (iii) any breach of Seller’s covenants under this Article 8.

(b)                                 Buyer shall reimburse and indemnify Seller and Seller’s Affiliates for, and hold them harmless from and against, any Tax Loss, resulting from or attributable to:  (i) all Property Taxes (or the non-payment thereof) allocable to all Post-Closing Tax Periods; and (ii) any breach of Buyer’s covenants under this Article 8

(c)                                  The determination of the amount payable to or by any party under Section 8.01 or this Section 8.03 shall be made in the first instance by the party seeking payment who (i) shall furnish the other party with a notice setting forth in reasonable detail the computations and methods used in computing such amount and (ii) shall provide such information with respect thereto as may reasonably be requested.  Any such notice pursuant to this Section 8.03(c) shall (A) be signed by an officer, (B) state in reasonable detail the basis upon which such amount or adjustment has been determined and (C) certify that such amount or adjustment has been determined pursuant to and in compliance with this Agreement.  Disputes arising under Section 8.01 or Section 8.03 and not resolved by mutual agreement within thirty (30) days shall be resolved by the Independent Firm.  The Independent Firm shall resolve any disputed items as soon as reasonably practicable (and the parties shall use their best commercial efforts to cause such resolution to occur within thirty (30) days) after having the item referred to it, pursuant to such procedures as it may require.  The costs, fees and expenses of the Independent Firm shall be borne equally by Buyer, on the one hand, and Seller, on the other hand.  The determination of the Independent Firm shall be conclusive and binding on the parties.

(d)                                 If either party or its Affiliates receive written notice from any Taxing Authority of a Tax Audit regarding potential liability for or with respect to Taxes for which the other party may be required to provide indemnity under Section 8.03, or receive any other written Claim or demand for such Taxes from a Taxing Authority for which the other party may be required to provide indemnity under Section 8.03, the party receiving such notice shall promptly notify the other party  in writing of such Tax Audit, notice, demand or Claim.  Either party may discharge, at any time, its indemnification obligation under this Section 8.03 with respect to such Tax Audit, demand or Claim by paying to the other party that is entitled to indemnification the amount payable pursuant to Section 8.03, calculated on the date of such payment.  Alternatively, the indemnifying party may, at its own expense, participate in and, upon notice to the indemnified party, assume the defense of any such Claim or Proceeding (including any Tax Audit).  If the indemnifying party assumes such defense, it shall have the sole discretion as to the conduct of such defense but shall consult with the indemnified party reasonably informed as to the status of the Tax contest.

Whether or not the indemnify party chooses to defend or prosecute any Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  The indemnifying party shall not settle any Tax Claim that it is defending hereunder without obtaining the approval of the indemnified party, not to be unreasonably withheld.

(e)                                  Any Tax indemnity payment made pursuant to this Section 8.03 shall be made within 30 days after final determination of the Tax Loss to be reimbursed or indemnified.

Section 8.04.                          Purchase Price Allocation.  The Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Included Assets for all Tax-related purposes based upon their relative fair market values as of the Closing Date and in a manner consistent with Code Section 1060 and the Treasury Regulations thereunder. Within 60 days after the Closing Date, Seller shall provide to Buyer a draft allocation schedule setting forth the proposed allocation of the Purchase Price, Assumed Liabilities and other relevant items among the Included Assets. That allocation schedule shall be considered final and binding unless Buyer objects in writing to Seller’s draft allocation schedule by notice given to Seller within 30 days after the date Buyer receives the draft allocation schedule (which notice from Buyer shall set forth in reasonable detail Buyer’s objections to Seller’s draft allocation schedule and include a proposed revised allocation schedule).  If Buyer timely objects to the draft allocation schedule, the Parties shall attempt in good faith for a period of 10 days to resolve by written agreement any disagreed allocation items. If after that 10-day period, the Parties are unable to resolve any of the disputed items, the remaining disputed valuation and allocation items shall be referred to the Independent Firm for final and binding resolution. The Parties shall file all applicable Tax Returns (including IRS Forms 8594, amended returns and claims for refund) and information reports in a manner consistent with such allocation and values as finally determined hereunder.

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.01.                          Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)                                 no provision of any Laws shall prohibit the consummation of the Closing; and

(b)                                 there shall not be in effect any Laws enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby of any Governmental Authority that makes illegal or otherwise materially restrains or prohibits the consummation of the transactions contemplated hereby.

Section 9.02.                          Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)                                 Seller shall have performed or complied with in all material respects all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement (including under Section 2.06) and each of the Ancillary Documents to which it is a party;

(b)                                 (i) each of the Seller Fundamental Representations and Tax Representations shall be true in all respects other than immaterial inaccuracies, and (ii) all General Representations shall be true in all respects except where the failure to be true would not have a Seller Material Adverse Effect (without regard to any materiality qualifiers or references to “Seller Material Adverse Effect” set forth therein), in each case of the foregoing clauses (i) and (ii), as if made at and as of the Execution Date and the Closing Date (except as to any representation or warranty which speaks as of a specific date, which must be true as of such date);

(c)                                  Buyer shall have received a certificate signed by Seller’s chief financial officer certifying the matters set forth in Section 9.02(a) and Section 9.02(b); and

(d)                                 there shall not have occurred any Seller Material Adverse Effect which is continuing on the Closing Date.

Section 9.03.                          Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to satisfaction of the following further conditions:

(a)                                 Buyer shall have performed or complied with in all material respects all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement (including under Section 2.06) and each of the Ancillary Documents to which it is a party;

(b)                                 the representations and warranties of Buyer set forth in this Agreement shall be true in all respects except where the failure to be true would not have a Buyer Material Adverse Effect at and as of the Execution Date and the Closing Date as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be true as of such date); and

(c)                                  Seller shall have received a certificate signed by Buyer’s chief financial officer certifying the matters set forth in Section 9.03(a) and Section 9.03(b).

ARTICLE 10
SURVIVAL; INDEMNIFICATION

Section 10.01.                   Survival of Representations, Warranties and Agreements.  The representations and warranties set forth in (a) Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization and Binding Effect), Section 3.05 (Tangible Assets) and Section 3.14 (No Bankruptcy) (the “Seller Fundamental Representations”), and (b) Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization and Binding Effect) and Section 4.09 (No Bankruptcy) and the right of an indemnified Person to assert any Claim for indemnification related thereto for any Loss pursuant to this Article 10 shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations.  The representations and warranties set forth in Section 3.07 (Taxes) (the “Tax Representations”) and the right of an indemnified Person to assert any Claim for indemnification related thereto for any Loss pursuant to this Article 10 shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations.  The representations and warranties set forth in Section 3.06 (Maintenance of Records) and the right of an indemnified Person to assert any Claim for indemnification related thereto for any Loss pursuant to this Article 10 shall survive the Closing until 5:00 P.M. Central time on the 24-month anniversary of the Closing Date. All other representations and warranties of Seller and Buyer set forth in this Agreement and the right of an indemnified Person to assert any Claim for indemnification related thereto or for any other Loss pursuant to this Article 10 shall survive the Closing until 5:00 P.M. Central time on the 12-month anniversary of the Closing Date.  The covenants and agreements set forth herein shall not survive Closing except to the extent they are to be performed post-Closing, and in which case, such covenants and agreements shall survive and remain in effect in accordance with their respective terms following the Closing and, if such terms do not specify a termination date, such covenants and agreements shall survive until the earlier of (x) the expiration of the applicable statute of limitations or (y) the six (6)-year anniversary of the Closing Date.

Section 10.02.                               Indemnification by SkyWest.  From and after the Closing, SkyWest shall indemnify, defend and hold harmless Buyer and its Representatives (collectively, the “Buyer Group”) from and against any and all Losses imposed upon or incurred in connection with, arising out of or resulting from any of the following:

(a)                                 the inaccuracy or breach of any representation or warranty made by Seller in Article 3 or in any Ancillary Document to which Seller is a party;

(b)                                 (i) any non-fulfillment or breach by Seller of any covenant or agreement made by Seller under this Agreement or any Ancillary Document to which Seller is a party, but only if and to the extent such breach occurs prior to SkyWest’s sale of the shares of Seller under the Stock Purchase Agreement, or (ii) any non-fulfillment or breach by SkyWest of any covenant or agreement made by SkyWest under this Agreement or any Ancillary Document to which SkyWest is a party;

(c)                                  any of the Excluded Assets; or

(d)                                 any of the Excluded Liabilities;

provided, that upon closing of the sale of Seller by SkyWest under the Stock Purchase Agreement, SkyWest shall have no continuing indemnification or other obligation to the Buyer Group under subsections (c) and (d) of this Section 10.02 with respect to Losses attributable to Excluded Assets or Excluded Liabilities.

Section 10.03.                               Indemnification by Buyer.  From and after the Closing, Buyer shall defend and hold harmless Seller and its Representatives (collectively, the “Seller Group”) from and against any and all Losses imposed upon or incurred in connection with, arising out of or resulting from any of the following:

(a)                                 the inaccuracy or breach of any representation or warranty made by Buyer in Article 4 or in any Ancillary Document to which Buyer is a party;

(b)                                 any non-fulfillment or breach by Buyer of any covenant or agreement made by Buyer under this Agreement or in any Ancillary Document to which Buyer is a party;

(c)                                  any of the Assumed Liabilities; or

(d)                                 any of the Included Assets.

Section 10.04.                   Limitations.

(a)                                 Buyer’s entitlement to indemnification (or any other Person’s entitlement to indemnification if such Person is claiming indemnification through Buyer) pursuant to Section 10.02(a) shall be limited by the following limitations (other than with respect to breach of a Seller Fundamental Representation or a Tax Representation, or with respect to fraud, which in each case shall not be subject to the limitations provided in this Section 10.04(a)):

(i)                                     Buyer (or such other Person) shall not be entitled to seek indemnification with respect to any individual Loss unless such Loss (together with all related Losses) is greater than $50,000, in which event SkyWest shall only be responsible for such Losses in excess of such amount;

(ii)                                  Buyer (or such other Person) shall be entitled to seek indemnification for Losses arising from the inaccuracy or breach of any representation or warranty only if the aggregate amount of all such Losses exceeds an amount equal to $1,000,000, in which event SkyWest shall be responsible only for such Losses in excess of such amount.

(b)                                 No indemnifying Person shall be liable for any Losses that are subject to indemnification under Section 10.02 or Section 10.03 unless notice is delivered by the indemnified Person to the indemnifying Person with respect thereto pursuant to Section 10.05(a) or Section 10.05(d) prior to 5:00 P.M. Central time on the final date pursuant to Section 10.01.  Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is brought prior to such time will survive until such matter is resolved.

(c)                                  Under no circumstances shall any party be entitled to duplicate recovery under this Agreement with respect to any indemnification claim pursuant to this Article 10.  Nor shall the Buyer Group be entitled to recovery under this Article 10 to the extent any Person entitled to indemnification from SkyWest under the Stock Purchase Agreement has made (or is making) a Claim seeking indemnification from SkyWest (in its capacity as “Seller” under the Stock Purchase Agreement) or its Representatives for the same Loss under the Stock Purchase Agreement.  Buyer agrees that, in its corporate capacity (as opposed to its capacity as a shareholder of ManaAir LLC), it will not bring a Claim for Losses suffered by Seller; provided, however, that this sentence shall not prevent Buyer and Seller (in its capacity as the “Company” under the Stock Purchase Agreement) from bringing any Claim or combination of Claims against SkyWest filed in a single proceeding, subject to the first and second sentences of this clause (c).

(d)                                 Under no circumstances shall the aggregate indemnification to be paid by SkyWest under Section 10.02(a) exceed an amount equal to $10,000,000 with respect to breaches or inaccuracies of representations and warranties other than the Seller Fundamental Representations or Tax Representations (but subject to the further limitation in the last sentence of this subsection (d)).  Additionally, notwithstanding any other provision in this Agreement or the Stock Purchase Agreement to the contrary, (I) other than with respect to (x) Seller Fundamental Representations  and Tax Representations under this Agreement and (y) “Seller Fundamental Representations”, “Environmental Representations” and “Tax Representations” (as such terms are defined in the

Stock Purchase Agreement), SkyWest’s and its Representatives’ collective indemnification obligations under this Agreement and the Stock Purchase Agreement for breaches or inaccuracies of representations and warranties under this Agreement and the Stock Purchase Agreement shall in no event exceed $10,000,000 in the aggregate (as also set forth under Section 11.04(d) of the Stock Purchase Agreement) and (II) SkyWest’s and its Representatives’ collective indemnification obligations under this Agreement and the Stock Purchase Agreement shall in no event exceed the sum of the “Gross Purchase Price” as defined in the Stock Purchase Agreement plus the Purchase Price.

(e)                                  Solely for purposes of this Article 10, the amount of Losses related to any inaccuracy in or breach of any representation or warranty (and not in any event for purposes of determining whether any inaccuracy in or breach of any representation or warranty shall have occurred) shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(f)                                   The amount of any Losses incurred by any indemnified Person hereunder shall be reduced by the net amount that such indemnified Person actually recovers (after deducting all out-of-pocket fees and expenses and costs of recovery of third-parties including reasonable fees of outside counsel) from any insurer or third party who may be liable for any of such Losses.  If any indemnified Person is paid any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses subsequent to an indemnification payment hereunder, then such indemnified Person shall promptly reimburse the indemnifying Person for any indemnification payment previously made up to the amount received by the indemnified Person.  Indemnified Persons shall use commercially reasonable efforts to seek to recover any amounts from any insurer who may be liable for any Losses subject to indemnification under this Article 10.

(g)                                  Notwithstanding any other provision herein to the contrary, no indemnifying Person shall be required to indemnify, defend or hold harmless any indemnified Person against or reimburse any indemnified Person for any Losses to the extent any indemnified Person has been indemnified or reimbursed for such amount in full under any other provision of this Agreement or any other agreement with the other party, in respect of the same subject matter.

Section 10.05.                   Claims Procedures.  (a) Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim by a third party or circumstances which, with the lapse of time, such indemnified Person believes are likely to give rise to a Claim by a third party or of facts causing any indemnified Person to believe it has a Claim for breach hereunder (an “Asserted Liability”), such indemnified Person shall give prompt written notice thereof (the “Claims Notice”) to the indemnifying Person.  So long as the Claims Notice is given within the applicable survival period set forth in Section 10.01, the failure to so notify the indemnifying Person shall not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure shall have actually prejudiced the indemnifying Person.  The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered, the specific provisions of this Agreement that were breached and the relevant specific facts and circumstances constituting such breach.  The indemnified Person and the indemnifying Person shall keep each other reasonably apprised of any additional information concerning any Asserted Liability.

(b)                                 So long as all of the Litigation Conditions remain satisfied, the indemnifying Person shall have the right to participate in the defense of any Asserted Liability arising from a third party action.  Without limiting the foregoing, and provided that all of the Litigation Conditions remain satisfied, the indemnifying Person may deliver written notice to the indemnified Person to assume the defense of an Asserted Liability arising from a third party action at the indemnifying Person’s sole cost and expense and by the indemnifying Person’s own counsel, and the indemnified Person shall use commercially reasonable efforts to cooperate in connection with such defense.  In the event that the indemnifying Person assumes the defense of any Asserted Liability arising from a third party action in accordance with this Agreement, then, subject to Section 10.05(c) and so long as all of the Litigation Conditions remain satisfied, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such action in the name and on behalf of the indemnified Person.  The indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Asserted Liability arising from a third party action with counsel selected by it subject to the indemnifying Person’s right to control the defense thereof; provided that such counsel is reasonably acceptable to the indemnifying Person.  If the indemnifying Person elects not to compromise or defend such Asserted Liability arising from a third party action or fails to promptly notify the indemnified Person in writing of its election to defend as provided in this Agreement, the indemnified Person may, subject to Section 10.05(c), pay, compromise, defend such action and seek indemnification for any and all Losses based upon, arising from or relating to such action.  The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Asserted Liability arising from a third party action, including making available records relating to such action and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses of third-parties) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such action.

(c)                                  Notwithstanding any other provision of this Agreement, the indemnifying Person shall not enter into settlement of any Asserted Liability arising from a third party action without the prior written consent of the indemnified Person (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 10.05(c).  If a firm offer is made to settle an Asserted Liability arising from a third party action without leading to liability or the creation of a financial or other obligation on the part of the indemnified Person and provides for the unconditional release of the indemnified Person from all liabilities and obligations in connection with such action and the indemnifying Person desires to accept and agree to such offer, the indemnifying Person shall give written notice to that effect to the indemnified Person.  If the indemnified Person fails to consent to such firm offer within ten days after its receipt of such notice, the indemnified Person may continue to contest or defend such Asserted Liability arising from a third party action and in such event, the maximum liability of the indemnifying Person as to such Asserted Liability arising from a third party action shall not exceed the amount of such settlement offer plus the reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees) expended by the indemnified Person prior to the indemnifying Person’s assumption of the defense of such Asserted Liability as contemplated in the second sentence of Section 10.05(b).  If the indemnified Person fails to consent to such firm offer and also fails to assume defense of such Asserted Liability arising from a third party action, the indemnifying Person may settle such action upon the terms set forth in such firm offer to settle such action.  If the indemnified Person has assumed the defense pursuant to Section 10.05(b), it shall not agree to any settlement without the written consent of the indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(d)                                 Any Claim by an indemnified Person on account of a Loss which does not result from any Asserted Liability arising from a third party action shall be asserted by the indemnified Person giving the indemnifying Person prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the indemnifying Person of its indemnification obligations, except and only to the extent that the indemnifying Person forfeits rights or defenses by reason of such failure.  Such notice by the indemnified Person shall describe the Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the indemnified Person.  The indemnifying Person shall have 30 days after its receipt of such notice to respond in writing to such Claim.  During such 30-day period, the indemnified Person shall allow the indemnifying Person and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim and whether and to what extent any amount is payable in respect of the Claim.  If the indemnifying Person does not so respond within such 30-day period, the indemnifying Person shall be deemed to have rejected such Claim, in which case the indemnified Person shall be free to pursue such remedies as may be available to the indemnified Person on the terms and subject to the provisions of this Agreement.

Section 10.06.                   Exclusive Remedy; Waiver of Remedies.  (a) Subject to Section 12.08, the parties hereby agree that from and after the Closing, neither party shall have any liability, and neither party nor any of their respective Affiliates shall make any Claim, for any Loss or any other matter, under, relating to or arising out of this Agreement (including breach of representation, warranty, covenant or agreement) or any other Contract or other matter delivered pursuant hereto, or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise, except for fraud and except for a claim for indemnification pursuant to this Article 10.

(b)                                 Notwithstanding anything to the contrary contained herein (other than the proviso in this Section 10.06(b)), NO PERSON SHALL BE ENTITLED TO INDIRECT DAMAGES, CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, EXEMPLARY DAMAGES, PUNITIVE DAMAGES OR LOST PROFITS, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE BUYER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO INDIRECT DAMAGES, CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, EXEMPLARY DAMAGES, PUNITIVE DAMAGES OR LOST PROFITS UNDER OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY; provided, however, that, notwithstanding the foregoing in this Section 10.06(b), the parties hereby acknowledge that (i) for the avoidance of doubt, in no circumstance shall direct damages (which the parties hereby acknowledge and agree shall include all damages that are reasonably foreseeable as a result of the event giving rise thereto) be prohibited by the foregoing limitation or waiver in this Section 10.06(b) and (ii) any indirect damages, consequential damages, special damages, exemplary damages, punitive damages or lost profits recovered by any third party (including a Governmental Authority) against a Person entitled to indemnification under Article 10 shall not be subject to the foregoing limitation or waiver in this Section 10.06(b).

ARTICLE 11
TERMINATION

Section 11.01.                   Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing according to the following:

(a)                                 by mutual written agreement of each of Seller and Buyer;

(b)                                 by either Seller or Buyer if the Closing shall not have been consummated on or before December 31, 2019, or such other date as is otherwise mutually agreed to by each of Buyer and Seller in writing;

(c)                                  by either Seller or Buyer if consummation of the transactions contemplated hereby is enjoined or would violate any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

(d)                                 by Buyer if (i) Seller shall have filed a petition for relief under the Bankruptcy Code prior to the Closing or (ii) an involuntary petition for relief under the Bankruptcy Code is filed against Seller prior to the Closing by any party;

(e)                                  by Seller if (i) Buyer shall have filed a petition for relief under the Bankruptcy Code prior to the Closing or (ii) an involuntary petition for relief under the Bankruptcy Code is filed against Buyer prior to the Closing by any party;

(f)                                   by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 9.02 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (provided that, if such breach is curable by Seller, then it shall first be afforded a period of thirty (30) days to cure such breach); provided, however, that Buyer’s right to terminate this Agreement under this clause (f) shall not be available if Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Buyer shall have become untrue such that the condition set forth in Section 9.03 would not be satisfied; or

(g)                                  by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 9.03 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (provided that, if such breach is curable by Buyer, then it shall first be afforded a period of thirty (30) days to cure such breach); provided, however, that Seller’s right to terminate this Agreement under this clause (g) shall not be available if Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Seller shall have become untrue such that the condition set forth in Section 9.02 would not be satisfied.

The party desiring to terminate this Agreement pursuant to clauses (b) through (g) of this Section 11.01 shall give notice of such termination to the other party, but no prior notice shall be required by this sentence.

Section 11.02.                   Effect of Termination.  If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to any other party to this Agreement; provided, however, that if such termination shall result from either party’s willful (a) failure to perform a covenant or agreement set forth in this Agreement, or (b) breach of any representation, warranty or agreement contained herein, such failing or breaching party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach, subject to all specific limitations set forth in this Agreement.  The provisions of Section 6.01, Section 6.03, Section 12.01, 12.03, 12.05, 12.06 and 12.07 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

Section 12.01.                   Notices.  All notices and other communications hereunder shall be in writing (including facsimile transmission, with confirmation of receipt) and shall be deemed to have been duly given (a) when delivered personally or by email (with a further confirmation notice sent by a method set forth in the following (b) or (c)), (b) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (c) three Business Days after being sent by registered or certified mail, return receipt requested, in each case to the other party at the following addresses (or to such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

if to SkyWest, to:

SkyWest, Inc.
444 South River Road
St. George, Utah 84790
Attention:  Chief Commercial Officer
Email:  wade.steel@skywest.com

with a required copy to (which shall not constitute notice):

Parr Brown Gee & Loveless
101 South 200 East, Suite 700
Salt Lake City, Utah 84111
Attention:  Dale T. Hansen
Email:  dhansen@parrbrown.com

if to Seller prior to the closing date of the Stock Purchase Agreement, to:

SkyWest, Inc.
444 South River Road
St. George, Utah 84790
Attention:  Chief Commercial Officer

with a required copy to (which shall not constitute notice):

Parr Brown Gee & Loveless
101 South 200 East, Suite 700
Salt Lake City, Utah 84111
Attention:  Dale T. Hansen

if to Seller following the closing date of the Stock Purchase Agreement, to:

ManaAir LLC

c/o Subodh Karnik

1659 E Clifton Road NE

Atlanta, GA, 30307

with required copies to (which shall not constitute notice):

Sidley Austin LLP
1000 Louisiana Street, Suite 6000
Houston, Texas 77002
Attention:  Kevin P. Lewis

and

Eversheds Sutherland (US) LLP
999 Peachtree Street NE, Suite 2900
Atlanta, GA  30309
Attention:  Shawn Rafferty

if to Buyer, to:

Tracy Lee

Sr. Vice President, United Express

233 South Wacker

Chicago, IL 60606

and

Brett Hart

Executive Vice President, Chief Administrative Officer and General Counsel

233 South Wacker

Chicago, IL 60606

with a required copy to (which shall not constitute notice):

Sidley Austin LLP
1000 Louisiana Street, Suite 6000
Houston, Texas 77002
Attention:  Kevin P. Lewis

; provided that any communication by facsimile shall be confirmed by a copy sent via overnight mail to the physical address of the recipient set forth above.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt, and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.02.                   Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.03.                   Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04.                   Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Seller shall not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Buyer.  Buyer shall have the right to assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to any Person upon the prior written consent of Seller, which shall not be unreasonably withheld or delayed; provided, however, that Buyer shall not be required to obtain Seller’s prior written consent for any such assignment, delegation or transfer to any of Buyer’s Affiliates or for purposes of collateral security; provided, further, that any such assignment shall not relieve Buyer of any of its obligations hereunder.

Section 12.05.      Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.06.      Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the District of Delaware or any Delaware state court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such Proceeding, and that any cause of action arising out of this Agreement or the Ancillary Documents shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.07.      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.08.      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court sitting in Wilmington, Delaware, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.09.      Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.  Except as provided in Article 10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 12.10.      Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto), the Letter Agreement, the Ancillary Documents and any other document or agreement expressly referred to herein constitute the entire agreement between the parties with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits or the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 12.11.      Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12.      Construction.  This Agreement shall be construed as though all parties had drafted it.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNITED AIRLINES, INC.

By:	/s/ Gerry Laderman
	Name:	Gerry Laderman
	Title:	Executive Vice President & Chief Financial Officer

EXPRESSJET AIRLINES, INC.

By:	/s/ Wade Steel
	Name:	Wade Steel
	Title:	Chief Commercial Officer

SKYWEST, INC.

Solely with respect to Section 2.05, Section 6.02 and Section 10.02

By:	/s/ Wade Steel
	Name:	Wade Steel
	Title:	Chief Commercial Officer

Signature Page to Asset Purchase Agreement

Schedule 2.01

Asset Value and Procedures for Tangible Assets

1.              Overview.  The “Purchase Price” referred to in this Schedule 2.01 shall be determined by calculating the aggregate value of the Included Assets (as such term is defined below) listed on that certain Microsoft Excel spreadsheet listing assets (such spreadsheet, the “Tangible Asset List”, and such assets, collectively, the “Tangible Assets”) that is attached to the email sent to a working group by Liam Mackay of United Airlines on December 15, 2018 at approximately 6:56 P.M. Central time (the “Selection Email”) and which includes a summary of baseline values.  The Included Assets were initially identified in the Selection Email and will be subject to adjustment in the event of any elections by Buyer to exclude Tangible Assets from the Included Assets at the Closing in accordance with paragraph 5 of this Schedule 2.01.  Furniture and fixtures, information technology hardware and equipment and leasehold improvements will be not be included as Included Assets.  The calculation of the Purchase Price will occur at each of the Closing Determination (as such term is defined below) and the Final Determination (as such term is defined below), and such calculation shall assign a value in accordance with this Schedule 2.01 with respect to each Included Asset (each such value, the “Asset Value”, and the aggregate of all the Asset Values for all Included Assets, the “Aggregate Asset Value”).  If the calculation of the Purchase Price at the Closing Determination differs from the calculation of the Purchase Price at the Final Determination, then paragraph 7 of this Schedule 2.01 will apply.

2.              The Tangible Assets are divided into the following categories (the “Categories”):

a.              aircraft engines identified individually by serial number on the worksheet labeled “1. Engines” on the Tangible Asset List (each, an “Engine”);

b.              auxiliary power units for ERJ aircraft, identified individually by serial number on the worksheet labeled “2. APU’s” on the Tangible Asset List (each, an “APU”);

c.               rotable spare parts (including certain life-limited parts), identified individually by description, part number, serial number (as applicable) and quantity on the worksheet labeled “3. Rotables” on the Tangible Asset List (each, a “Rotable Part”);

d.              [intentionally deleted];

e.               tooling, identified individually by description, part number, batch number and quantity on the worksheet labeled “5. Tooling” on the Tangible Asset List (collectively, the “Tooling”);

f.                ground support equipment, identified individually by description, model and serial number, as applicable,  on the worksheet labeled “6. GSE” on the Tangible Asset List (each, an item of “GSE”); and

g.               aircraft simulators and other training devices, identified by type, description and quantity on the worksheet labeled “7. Flight Training Equipment” on the Tangible Asset List (each, a “Flight Training Device”).

3.              For each Category of Tangible Assets, the Tangible Asset List specifies an initial determination of Asset Value for the applicable Tangible Assets (each such initial determination, an “Initial Determination”), which is specified in the “CFMV” or “Value” column (current fair market value) on the respective worksheet for each Category or, in the case of multiple quantities, the individual item value is listed in “VAL EA” column, as applicable.

4.              Buyer has selected in the Selection Email the quantities and serial numbers, as applicable, of the particular Engines, APUs, Rotable Parts, GSE, Tooling, and Flight Training Devices, together with all Required Documents related thereto, that will be sold by Seller to Buyer at the Closing (such assets, together with all such Required Documents, the “Included Assets”) and the determination of the Aggregate Asset Value at the Closing Determination shall be based on Buyer’s selection of the Included Assets in the Selection Email for the purpose of the Closing Determination.

5.              For each Tangible Asset, the Asset Value will be based on the condition of such Tangible Asset as of the Closing Date and will be determined by adjusting the Initial Determinations of selected Tangible Assets described on the Tangible Asset List, in accordance with the following methodologies in this paragraph 5, unless otherwise agreed by the parties.  The Aggregate Asset Value at the Closing Date shall be determined both (x) for Closing, as of the time of the Selection Email (such estimated determination of the Aggregate Asset Value, the “Closing Determination”) and (y) the date 10 days following the Closing Date (such final determination of the Aggregate Asset Value, the “Final Determination”).

a.              Engines and APUs.  The Initial Determinations for Engines and APUs will be based on the assumptions set forth below, and the Asset Values to be calculated at each of the Closing Determination and Final Determination for Engines and APUs and will be determined as set forth below.

i.      Such Engine or APU is complete, with all parts and accessories (based on the specified configuration) attached, and with all applicable Required Documents included.  If such Engine or APU is missing such parts or Required Documents and Seller cannot replace such parts or Required Documents, then Buyer may elect to include such Engine or APU as a Reappraisal Item (as such term is defined below) or exclude such Engine or APU from the Included Assets.  If Buyer elects to exclude such item, then the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Engine or APU.

ii.     Unless otherwise specified on the Tangible Asset List, such Engine or APU is in serviceable condition in accordance with Seller’s maintenance program, including all applicable Required Documents.  If such Engine or

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APU is not in a serviceable condition (regardless of whether such condition is specified on the Tangible Asset List) and Seller does not promptly take the action necessary to render such Engine or APU serviceable, then Buyer may elect to include such Engine or APU as a Reappraisal Item or exclude such Engine or APU from the Included Assets.  If Buyer elects to exclude such item, then the Aggregate Asset Value at the Closing Determination and at the Final Determination shall not include the Initial Determination with respect to such Engine or APU.

iii.    Such Engine or APU has accumulated the number of cycles specified on the Tangible Asset List (the “Initial Cycles”).  For the purposes of the Closing Determination, the total cycles accumulated on such Engine or APU as of the Closing Date will be estimated (the “Final Cycles”).  For the purposes of the Closing Determination, (x) the difference between the Initial Cycles and the Final Cycles for such Engine or APU (the “Cycle Change”) will be multiplied by $23.47 in the case of Engines and $13.33 in the case of APUs (the “Cycle Adjustment Amount”) and (y) the Asset Value of such Engine or APU will be decreased by the Cycle Adjustment Amount.  If such Engine or APU has incurred a performance restoration (as defined by the engine or APU manufacturer, as applicable) since the determination of the Initial Cycles, then such Engine or APU shall be a Reappraisal Item.  The process described in the immediately preceding sentences shall be repeated for the purposes of the Final Determination, except that the term “Initial Cycles” shall instead refer to the estimated number of total cycles used in the Closing Determination and the term “Final Cycles” shall instead be determined by review of the relevant aircraft records relating to the Engine or APU, as applicable, and the parties shall reasonably cooperate with each other in conducting such review of such aircraft records.

iv.    Based on ongoing maintenance requirements of Seller, as of the Closing, certain APUs may have been used to replace similar auxiliary power units used with respect to the ERJ Aircraft (such replaced auxiliary power unit, the “Replaced APU”).  In such event, the applicable APU will not be considered a Tangible Asset, and the Replaced APU will be considered a Tangible Asset.  As to the Replaced APU, the Replaced APU will be considered a Reappraisal Item.

b.              Rotable Parts. The Initial Determinations for Rotable Parts will be based on the assumptions set forth below, and the Asset Values to be calculated at each of the Closing Determination and Final Determination for Rotable Parts will be determined as set forth below.

i.      Such Rotable Part is complete, with all parts and accessories (based on the specified configuration) attached and with all applicable Required Documents included.  If such Rotable Part is missing parts or Required Documents and Seller cannot replace such parts or Required Documents, then Buyer may exclude such Rotable Part from the Included Assets.  If

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Buyer elects to exclude such item, then the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Rotable Part.

ii.     Unless otherwise specified on the Tangible Asset List, such Rotable Part is in a certain condition which is specified in the “STANDARDIZED COND” column (“3. Rotables”) by one of the following codes in accordance with Seller’s maintenance program (each a “Condition Code”): (a) “NE” meaning new condition; (b) “OH” meaning overhauled condition; (c) “SV” meaning serviceable condition; (d) “AR” meaning as removed; or (e) “BER” meaning beyond economic repair.  Each Rotable Part has a set value by part number specified in the “MASTERPARTNUMBER” column (“3. Rotables”) depending on the Condition Code of the applicable Rotable Part. For purposes of the Initial Determination, the value of each respective part is based on its respective Condition Code as provided in the “VAL EA” column (“3. Rotables”). Each Rotable Part will have all applicable records and documentation in accordance with Seller’s maintenance program to confirm the Condition Code.  If as of the Closing Determination, such Rotable Part has changed its applicable Condition Code in accordance with Seller’s maintenance program from the Condition Code as of the Initial Determination, then, for purposes of the Closing Determination the Asset Value of such Rotable Part will be adjusted to reflect its then current Condition Code as reflected in the relevant “VAL EA” column (“3. Rotables”), provided, however, that if no price is specified in the Tangible Asset List for such Rotable Part applicable to such then-current Condition Code, then Buyer may elect to include such Rotable Part as a Reappraisal Item.  The process described in the immediately preceding sentences shall be repeated for the purposes of the Final Determination, except that the term “Initial Determination” shall instead refer to the “Closing Determination,” and the parties shall reasonably cooperate with each other in conducting the review of aircraft records and physical inspections, to confirm the accuracy of Condition Codes, as may be requested by the parties in accordance with paragraph 10 of this Schedule 2.01.

iii.    If Seller and Buyer cannot mutually agree to the then current Condition Code as of the Initial Determination, the Closing Determination or the Final Determination, then Buyer may elect to exclude such Rotable Part from the Included Assets.  If Buyer elects to exclude such item, then the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Rotable Part.

iv.    Based on ongoing maintenance requirements of Seller, as of the Closing, certain Rotatable Parts may not be available as of either the Closing Determination or Final Determination (such part, a “Consumed Part”).  In such event, the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Consumed Part.

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c.               Tooling, and GSE (each “Equipment”).  The Initial Determination for Equipment will be based on the assumptions set forth below, and the Asset Values to be calculated at each of the Closing Determination and Final Determination for Equipment will be determined as set forth below.

i.      Such Equipment is complete with all parts, Required Documents, authorizations and indicia of title, as appropriate.  If such Equipment is missing parts or Required Documents and Seller cannot replace such parts or Required Documents, then Buyer may elect to exclude such Equipment from the Included Assets.  If Buyer elects to exclude, then the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Equipment.

ii.     Unless otherwise specified on the Tangible Asset List, such Equipment is functional and in good working order. If such Equipment is not functional or not in good working order (regardless of whether such condition is specified on the Tangible Asset List), then Buyer may elect to exclude such Equipment from the Included Assets.  If Buyer elects to exclude such item, then the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Equipment.

iii.    The Asset Value of the Equipment at the Closing Determination and the Final Determination will be the Initial Determination and will not be subject to further adjustment.

d.              Flight Training Devices.  The Initial Determination for Flight Training Devices will be based on the assumptions set forth below, and the Asset Values to be calculated at each of the Closing Determination and Final Determination for Flight Training Devices will be determined as set forth below.

i.      Each such Flight Training Device is complete with all parts, Required Documents, authorizations and indicia of title, as appropriate.  If such Flight Training Device is missing parts or Required Documents and Seller cannot replace such parts or Required Documents, then Buyer may elect to include such Flight Training Device as a Reappraisal Item or exclude such Flight Training Device from the Included Assets.  If Buyer elects to exclude such item, then the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Flight Training Device.

ii.     Unless otherwise specified on the Tangible Asset List, such Flight Training Device is functional and in good working order. If such Flight Training Device is not functional or not in good working order (regardless of whether such condition is specified on the Tangible Asset List), then Buyer may elect to include such Flight Training Device as a Reappraisal Item or exclude such Flight Training Device from the Included Assets. If Buyer

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elects to exclude such item, then the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include the Initial Determination with respect to such Flight Training Device.

iii.    The Asset Value of the Flight Training Devices at the Closing Determination and the Final Determination will be the Initial Determination and will not be subject to further adjustment unless otherwise determined by Buyer to be a Reappraisal Item.

e.               Reappraisal Items.  If Buyer elects to designate one or more Tangible Assets for reappraisal (pursuant to the foregoing provisions) or if the provisions of this Schedule 2.01 otherwise designate a Tangible Asset for reappraisal (each a “Reappraisal Item”), then as soon as reasonably practicable the parties shall retain the same appraiser that performed the appraisal that was the basis for the Initial Determination (or a mutually agreeable substitute therefor) to perform an updated appraisal of the value of such Reappraisal Item(s) based on the then-current condition, which value shall in no event exceed the Initial Determination for such Reappraisal Item, unless such Reappraisal Item was overhauled or repaired after the time of the Selection Email resulting in increased value.  Buyer may elect to retain one or more of such Reappraisal Items as Included Assets, in which case the Aggregate Asset Value at the Closing Determination and the Final Determination shall include such updated appraisal value.  Any Reappraisal Items not so selected by Buyer will be excluded from the Included Assets and the Aggregate Asset Value at the Closing Determination and the Final Determination shall not include either the Initial Determination or such reappraisal value, in each case with respect to such Reappraisal Item.  If any such reappraisal is not completed prior to the Final Determination, then there will be an additional determination once such reappraisal is complete to address any change to the Aggregate Asset Value resulting from such reappraisal, conducted in a manner consistent with the methodology use to perform the Final Determination.

6.              Notwithstanding anything to the contrary in this Schedule 2.01, the Aggregate Asset Value calculated at the Closing Determination shall not include any value with respect to any Tangible Asset that is not owned by Seller or that cannot be located as of such time, and the Final Determination shall not include any value with respect to any Tangible Asset that cannot be located as of such time or that is not otherwise physically accounted for, in each case pursuant to Buyer’s reasonable determination.

7.              The Aggregate Asset Value at the Closing will be the aggregate of all Asset Values calculated pursuant to the Closing Determination for all of the Included Assets, and such Aggregate Asset Value shall be the Purchase Price payable by Buyer pursuant to this Agreement.  If the Final Determination is greater than the Closing Determination, then Buyer shall pay the absolute value of such difference to SkyWest within thirty (30) days of the calculation of the Final Determination pursuant to this Schedule 2.01.  If the Final Determination is less than the Closing Determination, then SkyWest shall pay the absolute value of such difference to Buyer within thirty (30) days of the calculation of the Final Determination pursuant to this Schedule 2.01.

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8.              Seller shall segregate all Tangible Assets that are excluded from the Closing Determination prior to the Closing Date.  Seller and Buyer will work together to allow the transfer and move of all Tangible Assets that are excluded from the Closing Determination within 90 days of the Closing Date.

9.              Notwithstanding anything to the contrary in this Agreement (including this Schedule 2.01), the parties acknowledge and agree, and intend, that there shall be no adjustments to the Asset Values or the Aggregate Asset Value other than as set forth in this Schedule 2.01.

10.       From and after the Execution Date, upon reasonable written notice from Buyer to Seller, Buyer may conduct an inspection of the Tangible Assets and the books and records relating thereto, including the Required Documents.  Such inspection shall be conducted so as not to interfere with Seller’s business or operation and maintenance of the applicable Tangible Assets. Buyer shall be responsible for costs incurred by Buyer with respect to any inspection of the Tangible Assets.  In addition to the foregoing, in connection with the determination of the Initial Determination and the Closing Determination, Seller shall reasonably cooperate with Buyer in providing access and review of the Required Documents relating to the determination of such value and the condition of the applicable Tangible Asset.  In connection with the determination of the Final Determination, Buyer shall reasonably cooperate with Seller in providing access and review of the Required Documents relating to the determination of such value and the condition of the applicable Tangible Asset.

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